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                                                                    EXHIBIT 4.48

                          SUPPLEMENTAL INDENTURE NO. 2

                               (SUBORDINATED DEBT)

         SUPPLEMENTAL INDENTURE NO. 2, dated as of April 1, 2003 (this "Second Supplemental Indenture"), by and between M&T Bank Corporation, a New York banking corporation (the "Company") and successor by merger to Allfirst Financial Inc. ("Allfirst"), having its principal executive office at One M&T Plaza, Buffalo, New York 14203, and Deutsche Bank Trust Company Americas, a New York banking corporation and formerly known as Bankers Trust Company, as trustee (the "Trustee").

                                    RECITALS

         1. The Trustee is the trustee under that certain Indenture, dated as of May 15, 1992, as supplemented by Supplemental Indenture No. 1, dated as of September 15, 1999 (the "Indenture"), between the Trustee and Allfirst, as issuer from time to time of subordinated debt securities. Under the Indenture, Allfirst issued $200,000,000 aggregate principal amount of 7.20% Subordinated Notes due July 1, 2007 and $100,000,000 aggregate principal amount of 6.875% Subordinated Notes due June 1, 2009 (collectively, the "Outstanding Notes").

         2. As of the date hereof, Allfirst, a Delaware corporation, merged with and into the Company.

         3. Pursuant to Section 8.1 of the Indenture, the Company now wishes expressly to assume all of Allfirst's obligations under the Indenture and the Outstanding Notes.

         NOW, THEREFORE, in consideration of the premises, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Certain Definitions; Interpretation; Recitals. A capitalized term used in this Second Supplemental Indenture (including the above Recitals) without definition and defined in the Indenture shall have the meaning given it in the Indenture. All references in the Indenture to "this Indenture" or words of similar import, and the terms "hereby", "hereof", "hereunder", "herein" and any similar terms, as used in the Indenture, shall be deemed to refer to the Indenture as supplemented by this Second Supplemental Indenture. The above Recitals are an integral part of this Second Supplemental Indenture.

         2. Assumption. Pursuant to Section 8.1 of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Securities (which consist of the Outstanding Notes), and the exercise of every right and power under and the performance of every covenant of the Indenture on the part of Allfirst to be performed or observed, as fully and completely as if the Company had originally executed and delivered the Indenture to the Trustee and issued the Outstanding Notes.

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         3.       Amendments. From and after the date of this Second
Supplemental Indenture, all references in the Indenture and in the Outstanding Notes to "First Maryland Bancorp," "Allfirst Financial, Inc." or "the Company" shall be references to M&T Bank Corporation, a New York corporation and the successor by merger to Allfirst.

         4. Representations, Warranties, Etc. The Company represents and warrants to and covenants with the Trustee as follows:

         (a) The Company is a banking corporation duly formed, validly existing and in good standing under the laws of the State of New York, with the power and authority to own its assets and conduct its business as currently conducted, to enter into this Second Supplemental Indenture and to perform every covenant and obligation to be performed by it under the Indenture and the Outstanding Notes.

         (b) Allfirst has been duly and validly merged into the Company, and the Company has succeeded to all of the rights, privileges, duties and responsibilities of Allfirst, under the laws of the States of New York and Delaware.

         (c) The execution, delivery and performance of this Second Supplemental Indenture have been duly authorized by all necessary action on the part of the Company, and this Second Supplemental Indenture represents the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (d) No Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing as a result of the merger of Allfirst into the Company or otherwise.

         5. Other Agreements. (a) Except as expressly supplemented or amended hereby, all of the terms, provisions and conditions of the Indenture and the Outstanding Notes are ratified and confirmed and shall remain in full force and effect. This Second Supplemental Indenture shall in no way operate as a novation, release or discharge of any of the obligations the Company under, or of any of the provisions of, the Indenture and the Outstanding Notes.

         (b) This Second Supplemental Indenture does not, and shall not be deemed to, constitute a waiver of any past, present or future defaults by the Company under the Indenture or the Outstanding Notes, and the Trustee expressly reserves all rights and remedies available to it under the Indenture, the Outstanding Notes and under applicable law for the benefit of Holders from time to time.

         (c) This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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         (d)      Provided that each party executes a copy hereof, this Second
Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first written above.

[Corporate Seal]                            M&T BANK CORPORATION

Attest:

By:  /s/ Marie King                     By: /s/ Michael S. Piemonte
    ----------------------------            ------------------------------------
         Name: Marie King                       Name: Michael S. Piemonte
         Title: Corporate Secretary             Title: Senior Vice President

[Corporate Seal]                       DEUTSCHE BANK TRUST COMPANY
                                          AMERICAS

Attest:

By:  /s/ Irina Golovashchuk            By: /s/ Susan Johnson
    ----------------------------           ------------------------------------
         Name: Irina Golovashchuk              Name: Susan Johnson
         Title: Associate                      Title: Vice President

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STATE OF NEW YORK               )
                                ) ss:
COUNTY OF ERIE                  )

         On April 25, 2003, before me personally appeared Michael S. Piemonte, to me known or satisfactorily proven, who, being by me duly sworn, did depose and say: that he is a Senior Vice President of M&T Bank Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                /s/ Brian R. Yoshida
                                ------------------------------------
                                Notary Public
                                State of New York

                                My Commission Expires: 3/29/07

STATE OF NEW YORK               )
                                )
COUNTY OF NEW YORK              )

         On April 28, 2003, before me personally appeared Susan Johnson, to me known or satisfactorily proven, who, being by me duly sworn, did depose and say: that she is a Vice President of Deutsche Bank Trust Company Americas, one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that she signed her name thereto by like authority.

                                /s/ Annie Jaghatspanyan
                                ----------------------------------
                                Notary Public
                                State of New York

                                My Commission Expires: July 30, 05

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